                                                                    EXHIBIT 99.2


                      AGREEMENT AND PLAN OF REORGANIZATION

                     --------------------------------------

                                  By and Among

                                  INFOUSA INC.,

                          HUGO ACQUISITION CORPORATION,

                                       and

                             FIRST DATA CORPORATION,

                 FIRST DATA INFORMATION MANAGEMENT GROUP, INC.,

                               DM HOLDINGS, INC.,

                     DONNELLEY MARKETING HOLDINGS, INC. and

                            DONNELLEY MARKETING, INC.




                     --------------------------------------

                               DATED MAY 28, 1999

                                TABLE OF CONTENTS

                                                                                                                    Page
ARTICLE I THE MERGER..................................................................................................2

         1.1      The Merger..........................................................................................2
         1.2      Effective Time; Closing.............................................................................2
         1.3      Effect of the Merger................................................................................2
         1.4      Certificate of Incorporation; Bylaws................................................................2
         1.5      Directors and Officers..............................................................................2
         1.6      Consideration; Effect on Capital Stock..............................................................3
         1.7      No Further Ownership Rights in Holdco Common Stock..................................................3
         1.8      Taking of Necessary Action; Further Action..........................................................3

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER GROUP.............................................................4

         2.1      Organization of Holdco Group Members................................................................4
         2.2      Holdco Group Members'Capital Structure..............................................................4
         2.3      Subsidiaries and Affiliates.........................................................................5
         2.4      Authority...........................................................................................5
         2.5      Company Financial Statements........................................................................6
         2.6      No Undisclosed Liabilities..........................................................................7
         2.7      No Changes..........................................................................................7
         2.8      Tax and Other Returns and Reports...................................................................8
         2.9      Restrictions on Business Activities................................................................10
         2.10     Title to Properties; Absence of Liens and Encumbrances.............................................10
         2.11     Intellectual Property..............................................................................11
         2.12     Agreements, Contracts and Commitments..............................................................13
         2.13     Compliance with Laws...............................................................................15
         2.14     Litigation.........................................................................................15
         2.15     Insurance..........................................................................................15
         2.16     Minute Books.......................................................................................15
         2.17     Environmental Matters..............................................................................15
         2.18     Brokers'and Finders'Fees; Third Party Expenses.....................................................16
         2.19     Employee Matters and Benefit Plans.................................................................17
         2.20     Employees..........................................................................................20
         2.21     Governmental Authorizations and Licenses...........................................................20
         2.22     Company Board Approval.............................................................................21
         2.23     Complete Copies of Materials.......................................................................21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER...............................................21

         3.1      Organization of Seller Parent and Seller...........................................................21
         3.2      Title to Stock.....................................................................................21

                                                                                                                    Page
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................................................21

         4.1      Organization, Standing and Power...................................................................21
         4.2      Authority..........................................................................................21
         4.3      Board Approval.....................................................................................22
         4.4      Financing..........................................................................................22

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME........................................................................23

         5.1      Conduct of Business of the Company.................................................................23
         5.2      No Solicitation; Restriction on Seller Group.......................................................25

ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS.......................................................................26

         6.1      Access to Information..............................................................................26
         6.2      Public Disclosure..................................................................................27
         6.3      Consents Under Contracts...........................................................................27
         6.4      Governmental Consents..............................................................................27
         6.5      Reasonable Best Efforts............................................................................28
         6.6      Notification of Certain Matters....................................................................28
         6.7      Additional Documents and Further Assurances........................................................29
         6.8      Purchaser Benefit Plans............................................................................29
         6.9      Company's Auditors.................................................................................31
         6.10     Non-Competition Agreements.........................................................................31
         6.11     Certain Tax Matters................................................................................31
         6.12     Company Dividend...................................................................................37
         6.13     Release of Guaranties..............................................................................37
         6.14     Other Enterprise Licenses or Agreements............................................................37
         6.15     InterCompany Accounts..............................................................................38

ARTICLE VII DATA LICENSE, DATABASE, DATA CENTER AND OTHER AGREEMENTS.................................................38

         7.1      DM Data License....................................................................................38
         7.2      Business File Data License.........................................................................38
         7.3      Hogan Information Database License.................................................................38
         7.4      Data Center Contract...............................................................................38
         7.5      Interim Services Agreement.........................................................................38
         7.6      Omaha Agreements...................................................................................38

ARTICLE VIII CONDITIONS TO THE MERGER................................................................................39

         8.1      Conditions to Obligations of Each Party to Effect the Merger.......................................39
         8.2      Additional Conditions to Obligations of Seller Group...............................................39
         8.3      Additional Conditions to the Obligations of Purchaser and Merger Sub...............................40

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER.........................................................................41

         9.1      Termination........................................................................................41
         9.2      Effect of Termination..............................................................................42


                                                                                                                    Page
         9.3      Fees and Expenses; Termination Fee.................................................................43
         9.4      Amendment..........................................................................................43
         9.5      Extension; Waiver..................................................................................43

ARTICLE X INDEMNIFICATION............................................................................................43

         10.1     Survival of Representations and Warranties.........................................................43
         10.2     Seller Indemnity...................................................................................44
         10.3     Notification and Defense of Claims.................................................................45
         10.4     Order of Payment; Exclusion and Limitation of Liability............................................47
         10.5     Miscellaneous......................................................................................48

ARTICLE XI GENERAL PROVISIONS........................................................................................49

         11.1     Survival of Representations, Warranties and Covenants..............................................49
         11.2     Notices............................................................................................49
         11.3     Interpretation.....................................................................................50
         11.4     Access to Records after Closing....................................................................51
         11.5     Counterparts.......................................................................................51
         11.6     Entire Agreement; Assignment.......................................................................51
         11.7     Severability.......................................................................................52
         11.8     Other Remedies.....................................................................................52
         11.9     Governing Law......................................................................................52
         11.10    Specific Performance...............................................................................52

INDEX OF EXHIBITS

Exhibit               Description
-------               -----------

Exhibit A             The Excluded Liabilities

Exhibit B             [Intentionally Left Blank]

Exhibit C             The Seller Non-Competition Agreement

Exhibit D             The DM Data License

Exhibit E             The Business File Data License

Exhibit F             The Hogan Information Database License

Exhibit G             The Hogan Option Agreement

Exhibit H             The Data Center Contract

Exhibit I             The Interim Services Agreement

Exhibit J1            The DecisionScope Services Agreement

Exhibit J2            The Assignment and Marketing Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of May 28, 1999 by and among infoUSA Inc., a Delaware corporation ("PURCHASER"), Hugo Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Purchaser ("MERGER SUB"), First Data Corporation, a Delaware corporation ("SELLER PARENT"), First Data Information Management Group, Inc., a Delaware corporation ("SELLER"), DM Holdings, Inc., a Delaware corporation ("HOLDCO"), Donnelley Marketing Holdings, Inc., a Delaware corporation ("Parent"), and Donnelley Marketing, Inc., a Delaware corporation (the "Company").

         For purposes of this Agreement, Seller Parent, Seller, Holdco, Parent, and the Company shall be collectively referred to as the "SELLER GROUP" and individually as a "SELLER GROUP MEMBER".

         For purposes of this Agreement, Holdco, Parent and the Company, when not intended to be referred to in Seller Group, shall be collectively referred to as the "HOLDCO GROUP" and individually as a "HOLDCO GROUP MEMBER".


                                    RECITALS

         A. The Boards of Directors of each Seller Group Member, Purchaser and Merger Sub believe it is in the best interests of each company and their respective stockholders that Purchaser acquire Holdco through the statutory merger of Merger Sub with and into Holdco (the "MERGER") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of Holdco ("HOLDCO CAPITAL STOCK") shall be converted into the right to receive a total purchase price of $200,000,000.

         C. The Seller Group, Purchaser and Merger Sub desire to make certain representations and warranties and other covenants and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW"), Merger Sub shall be merged with and into Holdco, the separate corporate existence of Merger Sub shall cease, and Holdco shall continue as the surviving corporation and as a wholly-owned subsidiary of Purchaser. Holdco as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Effective Time; Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Purchaser and Seller. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "MERGER CERTIFICATE"), in accordance with the relevant provisions of applicable law (the time of confirmation and acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "EFFECTIVE TIME").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Holdco and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Holdco and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation; Bylaws.

          (a) Unless otherwise determined by Purchaser prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

          (b) Unless otherwise determined by Purchaser prior to the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

     1.6 Consideration; Effect on Capital Stock. The consideration to be paid by Purchaser in exchange for the acquisition by Purchaser of all outstanding Holdco Capital Stock in the Merger shall be $200,000,000 (the "PURCHASE PRICE").

          Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Holdco or the holders of any shares of Holdco Capital Stock, the following shall occur:

          (a) Conversion of Holdco Common Stock. Each share of Common Stock of Holdco issued and outstanding immediately prior to the Effective Time (other than any shares of Holdco stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and be converted automatically into the right to receive the price per share equal to the total Purchase Price upon surrender of the certificate representing such share of Holdco Common Stock in the manner provided in Section 1.7.

          (b) Cancellation of Holdco-Owned Stock. Each share of Holdco Capital Stock owned by Holdco or any direct or indirect wholly owned subsidiary of Holdco immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Common Stock of Merger Sub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

     1.7 No Further Ownership Rights in Holdco Common Stock. All cash paid upon the surrender for exchange of shares of Holdco Capital Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Holdco Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Holdco Capital Stock which were outstanding immediately prior to the Effective Time.

     1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Holdco and Merger Sub, the officers and directors of Holdco and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF SELLER GROUP

     Except as disclosed in the document dated as of the date hereof which is delivered by the Seller Group to Purchaser immediately prior to the execution of this Agreement (the "SELLER GROUP DISCLOSURE SCHEDULES"), the Seller Group, and each Seller Group Member jointly and severally represents and warrants to Purchaser and Merger Sub as set forth below and as set forth in the Seller Group Disclosure Schedules.

     2.1 Organization of Holdco Group Members.

          (a) Each Holdco Group Member is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Holdco Group Member has the corporate power to own its properties and to carry on its business as now being conducted. Each of Holdco Group Member is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have or would reasonably be expected to have a Material Adverse Effect on any Holdco Group Member, as defined in Section 2.1(b) below.

          (b) When used in connection with any Holdco Group Member the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is, or would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity (except for those changes, events and effects that are directly caused by (i) conditions affecting the worldwide economy as a whole; (ii) conditions affecting either the data content products, data processing services and database marketing products industry, in either such case as a whole; (iii) any adverse effect (A) on the bookings or revenues of the Company (or the direct consequences thereof) following the date of this Agreement which is primarily attributable to a delay, reduction, cancellation or change in the terms of product orders by customers of the Company or (B) due to employee attrition of the Company, where such delay, reduction, cancellation, change or attrition is primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger; or (iv) the public disclosure of the transactions contemplated by this Agreement.

          (c) Each Holdco Group Member has made available to Purchaser a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Purchaser. Schedule 2.1 lists the current directors and officers of each Holdco Group Member. Except as set forth in Schedule 2.1(c), the operations now being conducted by the Company have not been conducted by it under any name other than "First Data Solutions, Inc.", "Donnelley Marketing, Inc.", "InfoSource" and "Donnelley Marketing/InfoSource".

     2.2 Holdco Group Members' Capital Structure.

          (a) The authorized capital stock of Holdco consists of 1,000 shares of authorized Common Stock, of which 262.5 shares are issued and outstanding on the date of this Agreement. All of the Holdco capital stock is held of record by Seller and no other person holds shares of Holdco capital stock. The authorized capital stock of Parent consists of 100 shares of authorized Common Stock, of which 100 shares are issued and outstanding on the date of this Agreement. All of the Parent capital stock is held of record by Holdco and no other person holds shares of Parent capital stock. The authorized capital stock of the Company consists of 1,000 shares of authorized Common Stock, of which 100 shares are issued and outstanding on the date of this Agreement. All of the Company capital stock is held of record by Parent and no other person hold shares of Company capital stock. All outstanding shares of each Holdco Group Member are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of any Holdco Group Member or any agreement to which any Holdco Group Member is a party or by which any of them is bound. All outstanding shares of each Holdco Group Member have been issued in compliance with applicable federal and state securities laws.

          (b) Each Holdco Group Member has no stock option plan or other similar employee equity compensation plan in respect of any capital stock of a Holdco Group Member. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Holdco Group Member is a party or by which it is bound obligating any Holdco Group Member to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of any Holdco Group Member or any Holdco Group Member to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Holdco Group Member. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of any Holdco Group Member. As a result of the Merger, Purchaser will be the record and sole beneficial owner of all capital stock of Holdco.

     2.3 Subsidiaries and Affiliates.

          (a) Except as set forth on Schedule 2.3(a), each Holdco Group Member does not have and does not otherwise own or control any shares of capital stock or any interest in, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

          (b) Except for the shares of capital stock of Holdco held by Seller, the shares of capital stock of Parent held by Holdco, and the shares of capital stock of the Company held by Parent, Holdco and Parent have no other assets or liabilities except for those that are set forth on Schedule 2.3(b).

     2.4 Authority. Each Seller Group Member has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Seller Group Member. Holdco's Board of Directors has approved the Merger and this Agreement and Holdco's sole stockholder has approved the Merger and this Agreement. This Agreement has been duly executed and delivered by each Seller Group Member and constitutes the valid and binding obligation of each Seller Group Member, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 2.4, the execution and delivery of this Agreement by each Seller Group Member does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Certificate of Incorporation or Bylaws of each Seller Group Member or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to each Seller Group Member or its properties or assets, other than, in the case of clause (ii) above, any such Conflict that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict) is required by or with respect to any Seller Group Member in connection with its execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, except (i) for the filing of the Merger Certificate with the Delaware Secretary of State, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (iii) for such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby, and (iv) for such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

     2.5 Company Financial Statements. Schedule 2.5 contains the unaudited balance sheet as at December 31, 1998 and the unaudited statement of income for the twelve (12) months ended December 31, 1998 of the Company (the "UNAUDITED 1998 FINANCIAL STATEMENTS"), as well as the Company's unaudited balance sheet as of March 31, 1999 and the related unaudited statement of income for the three
(3) month period then ended (the "UNAUDITED MARCH 31, 1999 FINANCIAL STATEMENTS", and collectively, with the Unaudited 1998 Financial Statements, the "COMPANY FINANCIALS"). The balance sheet included in the Unaudited March 31, 1999 Financial Statements is referred to herein as the "CURRENT BALANCE SHEET". Except as set forth in Schedule 2.5(a), the Company Financials are correct in all material respects and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") as applied by the Company on a basis consistent throughout the periods indicated and consistent with each other, except for the omission of footnotes. The Company Financials present fairly in all material respects the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the Unaudited March 31, 1999 Financial Statements, to normal year-end adjustments which adjustments will not be material in amount or significance. The Company Financials would contain no material differences if they were consolidated with the financial statements of Holdco for the same periods.

     2.6 No Undisclosed Liabilities. Except for (a) liabilities incurred in the ordinary course of business and consistent with past practices, (b) transaction expenses incurred in connection with this Agreement, (c) liabilities set forth on the Company Financials and reflected as a liability on the books of account of the Company, or (d) liabilities set forth in Schedule 2.6 or in any other Schedule hereto, the Company has not incurred any liabilities that are material to its business, financial condition or the results of operations of the Company. Notwithstanding the foregoing, no representation or warranty is made pursuant to this Section 2.6 with respect to any matter that is specifically addressed by another representation or warranty contained in this Article II or any certificate delivered pursuant hereto.

     2.7 No Changes. Except as set forth in Schedule 2.7, since March 31, 1999, the date of the Current Balance Sheet, there has not been, occurred or arisen any:

          (a) transaction by the Company except in the ordinary course of business as conducted on the date of the Current Balance Sheet consistent with past practices;

          (b) amendments or changes to the Certificate of Incorporation or Bylaws of any Holdco Group Member;

          (c) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $200,000;

          (d) destruction of, damage to or loss of any material assets of the Company (whether or not covered by insurance);

          (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

          (f) revaluation by the Company of any of its assets;

          (g) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of any Holdco Group Member (except as contemplated hereby), or any direct or indirect redemption, purchase or other acquisition by any Holdco Group Member of any capital stock of any Holdco Group Member or any split, combination or reclassification in respect of any shares of the capital stock of any Holdco Group Member, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of any Holdco Group Member;

          (h) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person, except in each case, in the ordinary course of business and consistent with past practices of the Company;

          (i) sale, lease, license or other disposition of any material assets or properties of the Company, or the creation of any security interest in such assets or properties, except in each case, in the ordinary course of business consistent with past practices;

          (j) amendment or termination of any material contract, agreement, license or commitment to which the Company is a party or by which it is bound, except in each case, in the ordinary course of business consistent with past practices;

          (k) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, or creation of any security interest in any of the Company's assets or properties, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

          (l) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company exceeding $25,000 individually or $100,000 in the aggregate;

          (m) commencement or notice or, to the knowledge of any Seller Group Member, threat of any lawsuit or proceeding against or investigation of the Company or its affairs;

          (n) issuance or sale by any Holdco Group Member of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of their securities;

          (o) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Company Intellectual Property Rights to the Company, except in each case, in the ordinary course of business and consistent with past practices of the Company;

          (p) event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect; or

          (q) negotiation or agreement by any Holdco Group Member or to the knowledge of any Seller Group Member, any officer or employee thereof to do any of the things described in the preceding clauses (a) through (p) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

     2.8 Tax and Other Returns and Reports.

          (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or, collectively, "TAXES," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

          (b) Definition of Tax Sharing Agreement. For purposes of this Agreement, "TAX SHARING AGREEMENT" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits by reason of members of the Seller Group filing Returns on a consolidated, combined or unitary basis with any Holdco Group Member.

          (c) Tax Returns and Audits. Except as set forth in Schedule 2.8:

               (i) Each Holdco Group Member as of the Effective Time will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("RETURNS") relating to a Holdco Group Member required to be filed and all Taxes shown to be due on such Returns have been timely paid;

               (ii) Each Holdco Group Member, as of the Effective Time, will have withheld with respect to its employees all Taxes;

               (iii) There is no Tax deficiency proposed in writing or assessed in writing against any Holdco Group Member that is outstanding, nor has any Holdco Group Member executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver is currently in effect;

               (iv) No audit or other examination of any Return of any Holdco Group Member is currently in progress, nor has the Company been notified in writing of any request for such an audit or other examination;

               (v) Purchaser has been provided copies of the federal and state income and state sales and use Tax Returns set out on Schedule 2.8;

               (vi) There are (and as of immediately following the Effective Time there will be) no liens ("LIENS") on the assets of any Holdco Group Member relating to or attributable to Taxes except Liens relating to current Taxes not yet due, or Liens relating to Taxes being contested in good faith; and

               (vii) As of the Effective Time, no Holdco Group Member will be a party to a Tax Sharing Agreement or owe any amount under any such agreement.

     Notwithstanding anything to the contrary in this Agreement, no representation in this Section 2.8 shall cause Seller or any Affiliate thereof to be liable for any Taxes for which Seller is not otherwise expressly liable pursuant to Section 6.11 (relating to Taxes).

     2.9 Restrictions on Business Activities. Except as set forth on Schedule 2.9, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of, or the conduct of business by, the Company, any acquisition of property (tangible or intangible) by the Company, or the freedom of the Company to engage in any line of business or to compete with any other person, other than, in each case, any such prohibitions or impairments that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to any class of customers, in any geographic area, during any period of time or in any segment of the market other than, in each case, any prohibitions or impairments that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     2.10 Title to Properties; Absence of Liens and Encumbrances.

          (a) Except as set forth on Schedule 2.10(a), the Company does not own real property. Schedule 2.10(a) sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default by the Company (or event which with notice or lapse of time, or both, would constitute a default).

          (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(c)(vi)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

          (c) Schedule 2.10(c) lists all material items of equipment (the "EQUIPMENT") owned or leased by the Company and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

          (d) Except as set forth in Schedule 2.10(d), the assets owned or leased by the Company or which the Company has a contractual right to use, together with the rights of the Company under the Data Agreements, constitute all of the assets and rights used in the conduct of the business of the Company as currently conducted.

     2.11 Intellectual Property

          (a) For the purposes of this Agreement, the following terms have the following definitions:

     "INTELLECTUAL PROPERTY" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("TRADEMARKS"); (v) all databases and data collections and all rights therein throughout the world; (vi) all computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vii) all domain names, uniform resource locators and other Internet or similar addresses or identifiers ("DOMAIN NAMES"); and (viii) any similar, corresponding or equivalent rights to any of the foregoing and all documentation related to any of the foregoing.

     "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by the Company.

     "REGISTERED INTELLECTUAL PROPERTY" shall mean all United States, international and foreign: (i) patents; (ii) registered trademarks, or service marks; (iii) registered copyrights; and (iv) Domain Name registrations.

          (b) Schedule 2.11(b) lists all Registered Intellectual Property owned by the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY"), applications to register any Company Intellectual Property, lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property of which the Company has knowledge.

          (c) Except as listed in Schedule 2.11(c), each item of Company Intellectual Property, including all Company Registered Intellectual Property, is free and clear of any Liens. Except as set forth in Schedule 2.11(c), the Company, to the knowledge of Seller, (i) has the right to use all Trademarks and Domain Names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company and (ii) owns and has good title to all copyrighted works that are Company products.

          (d) Except as listed in Schedule 2.11(d), to the extent that any material Intellectual Property has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained valid ownership of, and is the exclusive owner of, all such Intellectual Property. Except as listed in Schedule 2.11(d), to the extent that the Company has acquired any material Intellectual Property from a third party, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant authorities.

          (e) Other than in the ordinary course of business, the Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is Company Intellectual Property, to any other person.

          (f) Except as listed in Schedule 2.11(f), the Company owns or has a valid license to all Intellectual Property used in and/or necessary to the conduct of its business as it currently is conducted.

          (g) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in Schedule 2.11(g) include all material contracts, licenses and agreements, to which the Company is a party with respect to any Intellectual Property of any person other than the Company.

          (h) Schedule 2.11(h) lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any material obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any material obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company other than any such agreements, licenses or contracts entered into in the ordinary course of business and consistent with past practices.

          (i) The operation of the business of the Company as it is currently conducted does not infringe or misappropriate the Intellectual Property of any person, and the Company has not received written notice from any person in the last two (2) years claiming that the operation or any act, product, technology or service of the Company infringes or misappropriates the Intellectual Property of any person (nor does the Company have any knowledge of any basis therefor).

          (j) Except as listed in Schedule 2.11(j), each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property and applications by Company to register any other Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Except as listed in Schedule 2.11(j), in each case in which the Company has acquired ownership of any material Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property).

          (k) Except as listed in Schedule 2.11(k), there are no material contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any material dispute known to the Company regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

          (l) To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

          (m) The Company has taken reasonable steps in accordance with normal industry practice to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company.

          (n) No Company Intellectual Property or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may be reasonably expected to affect the validity, use or enforceability of such Company Intellectual Property.

          (o) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in the Company granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, the Company, or will result in the Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.

          (p) Seller has provided to Purchaser a true and correct copy of a summary of the Company's Year 2000 compliance project plan, a copy of which is attached to Schedule 2.11(p) (the "Y2K PROJECT PLAN") and a description of the status of completion of the Y2K Project Plan, a copy of which is attached to
Schedule 2.11(p). Expenditures relating to the Y2K Project Plan for the four months ended April 30, 1999 are set forth on Schedule 2.11(p). The out-of-pocket costs and expenses for goods and services, together with any incremental hiring costs, estimated to be incurred by the Company after the date hereof and through December 31, 1999 in order to perform the Y2K Project Plan, are set forth on
Schedule 2.11(p).

          (q) Schedule 2.11 contains the exclusive representations and warranties of this Agreement with regard to the subject matter addressed in this
Section 2.11.

     2.12 Agreements, Contracts and Commitments.

          (a) Except as set forth on Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

               (i) any fidelity or surety bond or completion bond,

               (ii) any lease of personal property having a value individually in excess of $100,000 annually,

               (iii) any agreement of indemnification or guaranty, other than such agreements entered into in the ordinary course of business and consistent with past practice,

               (iv) any agreement, contract or commitment relating to capital expenditures and involving payments in excess of $100,000,

               (v) any agreement, contract or commitment relating to the disposition or acquisition by the Company of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

               (vi) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (iv) hereof, other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practices,

               (vii) any purchase order or contract for the purchase of raw materials involving an annual payment of $100,000 or more,

               (viii) any construction contracts,

               (ix) any distribution, joint marketing or development agreement, or

               (x) any other agreement, contract or commitment that involves an annual payment of $100,000 or more or is not cancelable without penalty within thirty (30) days.

          (b) Except for such alleged breaches, violations and defaults, and events that would (i) constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b) or
(ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not in breach, violation or default under, and has not received written notice that it is in breach, violation or default (except for notices relating to breaches, violations or defaults that have been cured or corrected in all material respects) under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) (each such agreement, contract or commitment a "CONTRACT"), except for any such breaches, violations or defaults that, individually or in the aggregate, would not reasonably be expect to have a Material Adverse Effect. Each Contract is in full force and effect and, except as otherwise disclosed in
Schedule 2.12(b), to the knowledge of each Seller Group Member, is not subject to any default thereunder by any party obligated to the Company pursuant thereto. Following the Effective Time, without giving effect to any restrictions which might be imposed as a result of being an Affiliate of Purchaser, the Surviving Corporation will be permitted to exercise all of the Company's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

     2.13 Compliance with Laws. Each Holdco Group Member is in compliance in all respects with, is not in violation of, and has not received any written notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, except for any such breaches, violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on any Holdco Group Member.

     2.14 Litigation. Except as set forth in Schedule 2.14, which includes the amount of damages claimed or other remedy requested, there is no action, suit or proceeding of any nature pending, or to any Seller Group Member's knowledge threatened against any Holdco Group Member, its properties or any of its officers or directors, in their respective capacities as such, except for any actions, suits or proceedings that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in
Schedule 2.14, to any Seller Group Members' knowledge, there is no investigation pending or threatened against any Holdco Group Member, its properties or any of its officers or directors by or before any Governmental Entity.

     2.15 Insurance. Seller Parent or an Affiliate thereof maintains valid and enforceable insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, and such insurance policies and fidelity bonds, which are identified in
Schedule 2.15, and except as set forth in Schedule 2.15 there is no claim by Seller Parent or any Affiliate thereof pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Seller Parent or an Affiliate thereof is otherwise in compliance with the material terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). No Seller Group Member has any knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

     2.16 Minute Books. The minute books of each Holdco Group Member have been made available to counsel for Purchaser and they (a) are the only minute books of each Holdco Group Member, and (b) accurately reflect all meetings of directors (or committees thereof) and stockholders or actions by written consent of the board of directors or stockholders of each Holdco Group Member.

     2.17 Environmental Matters. Except as disclosed on Schedule 2.17:

          (a) Hazardous Materials. The Company has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased ("BUSINESS FACILITIES"). No Hazardous Materials (defined below) are present as a result of the actions or omissions of the Company, or, to any Seller Group Member's knowledge, as a result of any actions of any third party or otherwise, in, on or under any Business Facilities, including the land and the improvements, ground water and surface water thereof that would reasonably be to subject the Company to any liability.

          (b) Hazardous Material Activities. The Company has not transported, stored, used, manufactured, disposed of or released Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIAL ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities as such Hazardous Material Activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To the knowledge of each Seller Group Member, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

          (d) Offsite Hazardous Material Disposal. To the knowledge of each Seller Group Member, no action, proceeding, liability or claim exists or is threatened against any disposal site or against the Company with respect to any transfer or release of Hazardous Materials generated by the Company to or at a disposal site which transfer or release could reasonably be expected to subject the Seller's operations of the Company's business to material liability.

          (e) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending against the Company, or to each Seller Group Member's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company.

          (f) Definition of "Hazardous Materials." As used herein, "HAZARDOUS MATERIALS" shall mean any substance that has been designated by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, PCBs, asbestos, petroleum products or any fraction thereof, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, and the regulations promulgated pursuant to such laws.

          (g) This Section 2.17 contains the exclusive representations and warranties of Seller Group in this Agreement with regard to the subject matter addressed in this Section 2.17.

     2.18 Brokers' and Finders' Fees; Third Party Expenses. None of the Holdco Group Members has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.19 Employee Matters and Benefit Plans.

          (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.19(a)(i) below (which definition shall apply only to this Section 2.19), for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

               (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

               (iii) "COMPANY EMPLOYEE PLAN" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), or pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

               (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (v) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

               (vi) "EMPLOYEE" shall mean any current, former, or retired employee, consultant, or director of the Company;

               (vii) "EMPLOYEE AGREEMENT" shall refer to each management, employment, stock purchase, severance, separation, consulting, collective bargaining, relocation, loan, repatriation, expatriation, visas, work permit or similar agreement, contract or arrangement between the Company or any Affiliate and any Employee or group of Employees;

               (viii) "IRS" shall mean the Internal Revenue Service;

               (ix) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan" as defined in Section 3(37) of ERISA; and

               (x) "PENSION PLAN" shall refer to each Company Employee Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Schedule 2.19(b) lists each Company Employee Plan and each Employee Agreement. Except as set forth on Schedule 2.19(b), the Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement that would result in any liability for Company or Purchaser, nor does it have any intention or commitment to do any of the foregoing.

          (c) Documents. The Company has provided to Purchaser (i) copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof;
(ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust that is sponsored by the Company and the most recent such report for all other Company Employee Plans; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, and advisory letters relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans in either case that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan; and (ix) all discrimination tests for each Company Employee Plan for the most recent plan year.

          (d) Employee Plan Compliance. Except as set forth on Schedule 2.19(d),
(i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Employee Plan that would result in any liability for the Company or Purchaser;
(iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that would result in any liability for the Company or Purchaser; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Purchaser or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; (vi) neither the Company nor any Affiliate is, to the knowledge of any Seller Group Member, subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Section 4975 through 4980 of the Code that would result in any liability for the Company or Purchaser; and (vii) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Company Employee Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination.

          (e) Pension Plans. Except as disclosed in Schedule 2.19(c), neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (f) Multiemployer Plans. At no time within the past six (6) years has the Company or any Affiliate contributed to or been requested to contribute to any Multiemployer Plan.

          (g) No Post-Employment Obligations. Except as set forth in Schedule 2.19(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason that would result in any liability for Company or Purchaser, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment that would result in any liability for the Company or Purchaser, except to the extent required by Section 4980B of the Code or a similar statute.

          (h) COBRA. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

          (i) Effect of Transaction.

               (i) Except as set forth on Schedule 2.19(i)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) Except as set forth on Schedule 2.19(i)(ii), no payment or benefit which will or may be made by the Company or its Affiliates or by Purchaser or any of its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as "parachute payments" within the meaning of Section 280G(b)(2) of the Code.

          (j) Employment Matters. To the knowledge of each Seller Group Member, the Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; and (ii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          (k) Labor. No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company, threatened. Except as set forth in Schedule 2.19(k), the Company is not involved in or, to the knowledge of each Seller Group Member, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. To the knowledge of each Seller Group Member, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a material liability to the Company. Except as set forth in Schedule 2.19(k), the Company is not a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

          (l) This Section 2.19 contains the exclusive representations and warranties of Seller in this Agreement with regard to the subject matter addressed in this Section 2.19.

     2.20 Employees. To each Seller Group Members' knowledge, no employee of the Company listed on Schedule 2.20 (i) is in material violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others and (ii) has given notice to the Company, nor is the Company otherwise aware, that any employee intends to terminate his or her employment with the Company.

     2.21 Governmental Authorizations and Licenses. The Company possesses all consents, licenses, permits, grants or other authorizations issued to the Company by a Governmental Entity that are required for the operation of its business or the holding of any such interest therein (collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, except for any such Company Authorizations the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     2.22 Company Board Approval. The Board of Directors of each Holdco Group Member has approved the Merger and the transactions contemplated by this Agreement.

     2.23 Complete Copies of Materials. The Seller Group has delivered or made available true and complete copies of each document (or summaries of same) that has been referred to in the Seller Group Disclosure Schedules.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF SELLER PARENT AND SELLER

     Each of Seller Parent and Seller jointly and severally represents and warrants to Purchaser and Merger Sub that:

     3.1 Organization of Seller Parent and Seller. Each of Seller Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller Parent and Seller has the corporate power to own its properties and to carry on its business as now being conducted.

     3.2 Title to Stock. Seller is the beneficial and record owner of shares of Common Stock of Holdco and Seller has good title thereto, free and clear of any liens and "Encumbrances" (defined as any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever or any item similar to or related to the foregoing), security agreements, equities, charges, conditions and restrictions.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as set forth below:

     4.1 Organization, Standing and Power. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted.

     4.2 Authority. Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and

Merger Sub. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and constitutes the valid and binding obligations of Purchaser and Merger Sub, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by Purchaser and Merger Sub does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, constitute a Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Purchaser or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or Merger Sub or their properties or assets except in the case of the foregoing clause (ii) for any Conflicts which would not have a material adverse effect on Purchaser or materially adversely affect the ability of Purchaser and Merger Sub to consummate the transactions contemplated hereby. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Purchaser or Merger Sub in connection with Purchaser's or Merger Sub's execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, except (i) the filing of the Merger Certificate with the Delaware Secretary of State, (ii) compliance with the HSR Act, (iii) such other consents, waivers, authorizations, filings and approvals which are set forth on Schedule 4.2, and
(iv) where the failure to obtain or make any such consent, waiver, authorization, filing, approval or registration would not have a material adverse effect on purchaser or materially adversely affect the ability of Purchaser and Merger Sub to consummate the transactions contemplated hereby.

     4.3 Board Approval. The Board of Directors of Purchaser has, as of the date of this Agreement, determined in its reasonable business judgment, that the Merger is fair from a financial point of view to, and in the best interests of Purchaser, and has approved this Agreement and the transactions contemplated hereby.

     4.4 Financing. Purchaser has received a commitment letter (the "COMMITMENT LETTER") with respect to an aggregate $195 million of debt financing relating to the transactions contemplated by this Agreement (the "DEBT FINANCING"). A copy of the Commitment Letter has been delivered to Seller. The Commitment Letter is in full force and effect in accordance with its terms. Purchaser has in the aggregate no less than $45 million of cash that is available for, and, concurrent with the consummation of the Debt Financing, shall be used to pay a portion of the Purchase Price. Each of Purchaser on a stand-alone basis, and Purchaser and its subsidiaries taken as a whole, are not, and will not immediately following Closing be, insolvent and will not be rendered insolvent by the Debt Financing, and will not be left with unreasonably small capital as a result of the transactions contemplated hereby with which to engage in their business and will not have incurred debts as a result of the transactions contemplated hereby beyond their ability to pay such debts as they mature.

                                   ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, each Seller Group Member agrees (except to the extent that Purchaser shall otherwise consent in writing) that the Company will carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, will pay its debts when due, will pay or perform other obligations when due, and, to the extent consistent with such business, will preserve intact its present business organization, use its reasonable best efforts to keep available the services of its present officers and key employees and use its reasonable best efforts to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement or as set forth in Schedule 5.1, each Holdco Group Member shall not, without the prior written consent of Purchaser:

          (a) Enter into any commitment, activity or transaction not in the ordinary course of business;

          (b) (i) sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity, (ii) other than Intellectual Property rights acquired under "shrink-wrap" and similar widely available commercial binary code end-user licenses (in each case which is not included in the Company's products or technology including products and technology currently available or under development), buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company other than, in each case in the ordinary course of business and consistent with past practice;

          (c) Transfer to any person or entity any rights to any Company Intellectual Property other than, in each case in the ordinary course of business and consistent with past practice;

          (d) Enter into or amend any agreements pursuant to which any other party is granted, marketing, distribution or similar rights of any type or scope with respect to any products of the Company other than in the ordinary course of business and consistent with past practice;

          (e) Amend or otherwise modify (or agree to do so), except in the ordinary course of business consistent with past practice, or violate in any material respect the terms of, any of the material agreements set forth or described in the Seller Group Disclosure Schedules;

          (f) Commence or settle any litigation or any dispute resolution process other than in the ordinary course of business and consistent with past practice;

          (g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock of any Holdco Group Member, or split, combine or reclassify any of the capital stock of any Holdco Group Member or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of any Holdco Group Member, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of any Holdco Group Member capital stock (or options, warrants or other rights exercisable therefor) other than the repurchase at cost of shares of employees upon termination of their employment with any Holdco Group Member;

          (h) Issue, grant, deliver or sell or authorize the issuance, grant, delivery or sale of, or purchase or propose the purchase of any shares of capital stock of any Holdco Group Member or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (i) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

          (k) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

          (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness of any other party or issue or sell any debt securities of the Company or purchase or guarantee any debt securities of others or amend the terms of any outstanding loan agreement except, in each case, for indebtedness or guarantees of the Company to Seller or its Affiliates;

          (m) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement except in the ordinary course of business and consistent with past practices;

          (n) Grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to standard written agreements or policies outstanding on the date hereof;

          (o) Adopt or amend any employee benefit plan, program, policy or arrangement (including without limitation any amendment which accelerates vesting under any such employee benefit plan, program, policy or arrangement), or enter into any employment contract, extend any employment offer to any person at Vice President level or above, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of Company employees, provided, that if Seller implements or adopts amendments or changes to any employees benefit plan, or, except in the ordinary course of business and consistent with past practice, increases the wages or remuneration of any Company Employee, Seller shall remain liable for any such increased costs.

          (p) Revalue any of its assets (including without limitation writing down the value of inventory or writing off notes or accounts receivable) other than in the ordinary course of business and consistent with past practice;

          (q) Pay, discharge or satisfy, in an amount in excess of $25,000, in any one case, or $100,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (r) Make or change any election in respect of Taxes or adopt or change any accounting method in respect of Taxes, in either case, to the extent doing so would reasonably be expected to adversely affect the Company for any period after the Closing Date which adverse effect is not indemnified hereunder;

          (s) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

          (t) Waive or commit to waive any rights with a value in excess of $25,000, in any one case, or $100,000, in the aggregate;

          (u) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

          (v) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

          (w) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (v) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     5.2 No Solicitation; Restriction on Seller Group.

          (a) From and after the date of this Agreement until the earlier of the Effective Time or the Termination Date (as defined in Section 9.1(b)), each member of the Seller Group and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group, or

(ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Holdco Group or any of its subsidiaries to, or afford any access to the properties, books or records of the Holdco Group or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group, in connection with any Acquisition Proposal with respect to the Holdco Group, or any Holdco Group Member. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement); or (ii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Seller Group will immediately disclose to Purchaser and cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Seller Group will notify Purchaser as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal. In addition, subject to the other provisions of this Section 5.2, from and after the date of this Agreement until the earlier of the Effective Time and the Termination Date, each Seller Group Member and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and Affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group.

          (b) Notwithstanding any other provision of this Agreement, if the Effective Time has not occurred prior to the Termination Date, Seller and the Company may, from and after the Termination Date, participate in discussions or negotiations with, and furnish information to or solicit any person, entity or group in respect of a potential Acquisition Proposal.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

     6.1 Access to Information. Seller and the Company shall afford Purchaser and its financial advisors, accountants, counsel and other representatives, immediate and reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the Company's business, properties and personnel (subject to restrictions imposed by applicable law) as Purchaser may reasonably request. Notwithstanding the preceding sentence, neither Seller nor the Company shall be required to violate any obligation of confidentiality to which Seller or the Company is subject or to waive any privilege which either of them may possess in discharging their obligations pursuant to this Section 6.1, and Seller and the Company shall not be required to furnish or otherwise make available to Purchaser customer-specific data or competitively sensitive information relating to the Company's business if to do so would be in violation of applicable law; provided, however, if Seller or the Company shall refuse to provide any information reasonably requested by Purchaser in reliance on the grounds set forth above, Seller and the

Company shall cooperate with Purchaser to provide to Purchaser through an alternative means, to the extent practicable, the information or data Purchaser reasonably requests. Purchaser agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company or Seller. Notwithstanding the foregoing, the obligations of Seller and the Company pursuant to this Section 6.1 shall be subject to the right of Seller and the Company to determine in their reasonable discretion, the appropriate timing of the disclosure of information they deem proprietary commercial information or privileged information. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions of the parties to consummate the Merger.

     6.2 Public Disclosure. Purchaser and Seller Group will not, without the consent of each other, issue any press release or otherwise make any public statement with respect to the Merger or this Agreement, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq National Market. If such law or listing agreement requires disclosure prior to such consent, the entity issuing the press release or making the public statement will provide the press release or the public statement in writing to the other with as much advance notice as is practicable, and in any event at the same time as the press release or public statement is distributed to the media.

     6.3 Consents Under Contracts. Each Holdco Group Member shall use its reasonable best efforts (which shall not require any Holdco Group Member to incur any financial obligation, other than time spent by its employees and routine out-of-pocket expenses) to obtain the material consents, waivers and approvals of parties to any Contract as may be required in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of and benefits to the Company and Purchaser thereunder.

     6.4 Governmental Consents.

          (a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable the Consents of any Governmental Entity or any other public person required in connection with the consummation of the transactions contemplated by this Agreement.

          (b) Each of Seller, the Company and Purchaser shall use its reasonable best efforts to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any other Governmental Entity in connection with antitrust matters. The Purchaser (or Merger Sub) and Seller will each pay one-half of the filing fee of the HSR Act notification.

          (c) In furtherance and not in limitation of the foregoing, each of Purchaser and Seller Group shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any Governmental Entity ("ANTITRUST LAWS"); provided, however, that nothing in this Agreement shall require, or be construed to require, Purchaser or any of its Affiliates to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any material assets, businesses, or interest in any such assets or businesses of Purchaser, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restrictions in the operations of any such assets or businesses.

          (d) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other governmental authority regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Purchaser will advise Seller and the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Purchaser proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

     6.5 Reasonable Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts (which shall not require any of the parties hereto to incur any financial obligation, other than time spent by its employees and routine out-of-pocket expenses) to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Notwithstanding the foregoing, Purchaser will use its reasonable best efforts to cause the Debt Financing and other transactions contemplated by the Commitment Letter to be effected in accordance with the terms of the term sheet attached to the Commitment Letter.

     6.6 Notification of Certain Matters. Each of Seller and the Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company and Seller of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller, Holdco and the Company or Purchaser, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of Seller, Holdco and the Company and Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     6.7 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (which shall not require any of the parties hereto to incur any financial obligation, other than time spent by its employees and routine out-of-pocket expenses) as may be necessary or desirable for the purposes of effecting the transactions contemplated by this Agreement.

     6.8 Purchaser Benefit Plans. For a period commencing on the Closing Date and ending no earlier than the first anniversary of the Closing Date, Purchaser shall take any action necessary so that all employees of the Company on the Closing Date (the "AFFECTED EMPLOYEES") shall continue to receive base wages and salaries at rates no less favorable to such employee than the rates of wages and salaries paid by the Company to such Affected Employees on the date of this Agreement.

          (b) Purchaser and Seller shall jointly give notice to all employees of the Company on the Closing Date that the active participation of Affected Employees in the Company Employee Benefit Plans of Seller shall terminate on the Closing Date, as of which date such employees shall be eligible to participate in Purchaser's benefit programs as set forth on Schedule 6.8 to the extent provided under the terms of such programs. In no event shall any employee of the Company be entitled to accrue any benefits under the Company Employee Benefit Plans of Seller with respect to services rendered or compensation paid after the Closing.

          (c) Purchaser agrees to provide Affected Employees who remain employed with the Company after the Closing Date with full participation in benefit plans and other fringe benefits ("PURCHASER'S BENEFIT PROGRAMS") no less favorable in the aggregate than those offered by Purchaser to its other similarly situated employees. Such Affected Employees shall be credited for their length of service with the Company and Seller, for vesting and eligibility purposes under Purchaser's Benefit Programs.

          (d) Purchaser shall cause the Company to recognize all unused vacation as of the Closing Date, and Purchaser shall cause the Company to provide such paid vacation. Purchaser shall cause the Company to recognize the bonus programs for Affected Employees existing as of the Closing Date and to pay to the Affected Employees the bonuses they have accrued under such programs at the end of the bonus determination period, or earlier if so determined by Purchaser.

          (e) The Company shall terminate its participation in all plans listed on Schedule 2.19(b) as of the Closing Date. Seller shall retain the responsibility for payment of all covered medical and dental claims or expenses incurred by any Affected Employee prior to the Closing Date, and Purchaser shall not assume nor shall the Company be responsible for any liability with respect to such claims. Purchaser shall remit to Seller all Affected Employee premiums due for medical and dental benefit coverage attributable to the period prior to the Closing Date, but which, as of the Closing Date, had not been collected and remitted to Seller. Purchaser shall credit Affected Employees with any amounts paid under Seller's Plans prior to the Closing Date toward satisfaction of the applicable deductible amounts and copayment minimums under the corresponding welfare plans of Purchaser to the extent such payments would be taken into account under the welfare plans maintained by Purchaser with respect to similarly situated employees. Purchaser shall waive any pre-existing condition limitation under its health care plan to the extent any affected participant had satisfied any pre-existing condition limitation under Seller's plan.

          (f) Seller shall be responsible for providing any employee of the Company whose "qualifying event," within the meaning of Section 4980B(f) of the Code, occurs prior to or on the Closing Date (and such employees' "qualified beneficiaries" within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by Section 4980B(f) of the Code to the extent required by law. Purchaser shall be responsible for providing any employee of the Company whose "qualifying event," within the meaning of Section 4980B(f) of the Code, occurs after the Closing Date (and such employees' "qualified beneficiaries" within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by Section 4980B(f) of the Code to the extent required by law.

          (g) After the Closing Date, Purchaser and the Company shall have the liability and obligation for, and neither Seller nor any of its Affiliates shall have any liability or obligation for, short-term disability benefits, long-term disability benefits, sick pay or salary continuation (and any medical dental and health benefits or claims incurred after the Closing Date) for those Affected Employees. Notwithstanding the preceding, Seller will retain liability for short-term and long-term disability benefits with respect to any period of disability that is determined to have begun on or before the Closing Date.

          (h) Purchaser shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and similar state and local rules, statutes and ordinances resulting from the Closing (except in respect of Excluded Liabilities), or from Purchaser's actions following the Closing.

          (i) With respect to each Affected Employee, the Company shall have the obligation and liability for any workers' compensation or similar workers' protection claims with respect to any such individual incurred after the Closing Date.

          (j) As soon as practicable after the Closing Date, Purchaser and Seller shall jointly consider taking any action necessary to spin off the account balances (including loans) of each Affected Employee under the First Data Corporation Incentive Savings Plan to a tax-qualified defined contribution plan maintained by the Purchaser. Such transfer shall be made in accordance with
Section 414(l) of the Code and shall be subject to Seller and Purchaser providing each other with satisfactory evidence that each plan is tax-qualified within the meaning of Section 401(a) of the Code.

          (k) Seller shall be responsible for all severance payable to employees of the Company who terminate employment on or before the Closing Date. In addition, Seller shall be responsible for all severance payable to employees of the Company who both (i) before the Closing Date received a binding commitment to receive certain severance and medical benefits (notwithstanding any sale of the Company), and (ii) terminate employment after the Closing Date. The employees described in clause (i) of the preceding sentence shall be identified by Seller on Schedule 6.8(k). Purchaser shall be responsible for all severance payable to employees of the

Company who terminate employment after the Closing Date, in accordance with Purchaser's then-existing severance benefit plan, provided that Purchaser shall not be required to provide severance to any employee to whom Seller is required to provide severance benefits.

          (l) Seller shall have responsibility and liability for ensuring that
(i) all required Form 5500 annual reports have been filed with respect to the Donnelley Marketing, Inc. Retirement Plan (Plan Nos. 001 and 002) and (ii) any penalties associated with such reports have been satisfied.

     6.9 Company's Auditors. Seller will provide Purchaser, at Purchaser's expense, reasonable assistance in connection with the preparation of audited historic financial statements of the Company for any time period prior to Closing required by federal securities laws.

     6.10 Non-Competition Agreements.

          (a) Seller Parent shall deliver to Purchaser at the Closing, a Non-Competition Agreement which agreement shall be substantially in the form attached hereto as Exhibit C (the "SELLER NON-COMPETITION AGREEMENT").

          (b) Seller and each Holdco Group Member shall use its reasonable best efforts to cause to be delivered and assigned to Purchaser any non-competition agreements entered into by employees of the Company listed on Schedule 2.20) prior to the Closing.

     6.11 Certain Tax Matters.

          (a) Liability for Taxes.

               (i) Seller shall be liable for and pay, and pursuant to Article X (and subject to any applicable limitations thereunder) shall indemnify, defend and hold harmless Purchaser against, all Taxes (A) imposed on any Holdco Group Member, or for which any Holdco Group Member may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period (as hereinafter defined), the portion of such Straddle Period that ends on and includes the Closing Date, (B) imposed on any Holdco Group Member, pursuant to Treas. Reg. ss. 1.1502-6 or similar provision of state, local or foreign law solely as a result of such Holdco Group Member having been a member of the Seller's Group (as hereinafter defined), (C) that are withholding or payroll Taxes associated with any Payment (as defined in Section 6.11(a)(v)), (D) imposed as a result of any audit, written inquiry, claim or demand by a taxing authority disallowing a deduction or similar Tax item that was previously claimed with respect to a Payment in accordance with
Section 6.11(a)(v) and that gave rise to a tax reduction for which Purchaser previously paid Seller in accordance with Section 6.11(a)(v) or (E) imposed as a result of any dividend or other transfer contemplated by Section 6.12; provided, however, that Seller shall not be liable for or pay, and shall not indemnify, defend or hold harmless Purchaser against, (I) any Taxes shown as a liability on the Company Financials (other than the Excluded Liabilities), (II) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign law as a result of the purchase of Holdco Capital Stock or the deemed purchase of shares of any of its subsidiaries, or that result from Purchaser, any Affiliate of Purchaser, any Holdco Group Member or any of their subsidiaries engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated a purchase or sale of assets of any Holdco Group Member or any of their subsidiaries for federal, state or local Tax purposes, and (III) any Taxes imposed on any Holdco Group Member or for which any Holdco Group Member may otherwise be liable as a result of transactions other than in the ordinary course of business and occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. ss. 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing (Taxes described in this proviso, hereinafter "Excluded Taxes"). Purchaser and Seller agree that, with respect to any transaction described in clause (III) of the preceding sentence, each Holdco Group Member and all persons related to any Holdco Group Member under Section 267(b) of the Code immediately after the Closing shall treat the transaction for all federal income Tax purposes (in accordance with Treas. Reg. ss. 1.1502-76(b)(1)(ii)(B)), and (to the extent permitted) for other income Tax purposes, as occurring at the beginning of the day following the Closing Date. Seller shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date other than any Tax refunds shown as an asset on the Company Financials.

     For purposes of this Section 6.11:

          (x) "Seller's Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code), and any combined, consolidated, unitary or affiliated group under state, local or foreign law, that includes Seller, and

          (y) "STRADDLE PERIOD" shall mean any taxable year or period beginning before and ending after the Closing Date.

               (ii) Purchaser shall be liable for and pay, and pursuant to
Article X (and subject to any applicable limitations thereunder) shall indemnify, defend and hold harmless Seller against, (A) all Taxes imposed on any Holdco Group Member or for which any Holdco Group Member may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes. Except as otherwise provided herein, Purchaser shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

               (iii) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for (or refund with respect to) Taxes of any Holdco Group Member for a Straddle Period, the determination of the Taxes of such Holdco Group Member for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of such Holdco Group Member for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of such Holdco Group Member were closed at the close of the Closing Date, provided, however, that (I) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. ss. 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. Notwithstanding the foregoing provisions of this paragraph (a)(iii), if the transactions contemplated by this Agreement result in the reassessment of the value of any property owned by any Holdco Group Member for property Tax purposes, or the imposition of any property Taxes at a rate which is different than the rate that would have been imposed if such transactions had not occurred, then (y) the portion of such property Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (z) the portion of such property Taxes for the portion of such Straddle Period beginning after the Closing Date shall be the total property Taxes for the Straddle Period minus the amount described in clause (y) of this sentence.

               (iv) Notwithstanding anything herein to the contrary, Purchaser shall pay, and shall indemnify, defend and hold harmless Seller and its Affiliates against, any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transfer of the stock of Holdco pursuant to the Merger.

               (v) To the extent it is established in accordance with the procedures set forth in this Section 6.11(a)(v), that any Payment (as defined below) results in a reduction of the federal, state or local income, franchise or similar Taxes of any Holdco Group Member, Purchaser or any Affiliate or successor thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period that begins after the Closing Date (each such reduction, a "TAX REDUCTION"), Purchaser shall pay to Seller an amount equal to such Tax Reduction. For purposes of this Section 6.11(a)(v), the amount of any Tax Reduction shall be determined after taking into account all other applicable items of income, gain, deduction or loss (or any other Tax attributes) of Purchaser, any Affiliate of Purchaser or any Holdco Group Member. Purchaser shall be required to claim, and to cause the relevant Holdco Group Member, Affiliate or successor to claim, a deduction or similar Tax item (and to claim no income, gain or similar Tax item) with respect to a Payment unless there is no reasonable basis for doing so under the standards of Section 6662 of the Code. Any dispute regarding whether the standard set forth in the preceding sentence is met, or regarding the calculation of the Tax Reduction, shall be referred to a mutually acceptable independent accounting firm for final resolution. Payment of any Tax Reduction shall be made at the due date for filing the Return (after taking into account extensions) for the taxable year or period in which the Tax Reduction in question occurs, together with interest on the amount of such payment computed at the applicable federal rate (determined under Section 1274 of the Code) from the due date for filing such Return (without taking into account extensions) through the date of payment. Seller shall refund to Purchaser any Tax Reduction to the extent it has been paid by Purchaser to Seller but is subsequently recaptured by Purchaser (other than as a result of an audit, written inquiry, claim or demand by a taxing authority for which indemnification is provided under Section 6.11(a)(i)) including, for example, by reason of any carry back of losses. To the extent that, after any such recapture, the relevant Payment subsequently produces a Tax Reduction (established in accordance with the above procedures), such Tax Reduction shall be governed by this Section 6.11(a)(v).

     For purposes of this Section 6.11:

     "PAYMENT" shall mean (i) any payment or delivery by Seller Parent, Seller or any Affiliate of either thereof of cash, stock or other property (including, without limitation, any delivery of Seller Parent common stock pursuant to an option to purchase Seller Parent common stock) after the Closing Date to or for the benefit of any employee, former employee or independent contractor of any Holdco Group Member (or, after the Closing Date, any Affiliate thereof) (collectively, the "EMPLOYEES" and individually an "EMPLOYEE"), (ii) any vesting after the Closing Date of cash, stock or other property paid or delivered by Seller Parent, Seller or any Affiliate of either thereof on or prior to the Closing Date to an Employee, and (iii) any severance payment that Seller is responsible for under Section 6.8(k).

          (b) Returns.

               (i) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Returns that are required to be filed by or with respect to each Holdco Group Member for taxable years or periods ending on or before the Closing Date (in the case of income, franchise and similar Returns required to be filed by or with respect to each Holdco Group Member as well as Returns required to be filed by or with respect to any Holdco Group Member on a combined, consolidated or unitary basis with Seller or any Affiliate thereof that is not a Holdco Group Member) or due on or before the Closing Date (with respect to other Returns), and in each case Seller shall remit or cause to be remitted any Taxes due in respect of such Returns, and Purchaser shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Returns that are required to be filed by or with respect to any Holdco Group Member and Purchaser shall remit or cause to be remitted any Taxes due in respect of such Returns.

     With respect to Returns to be filed by Purchaser pursuant to the preceding sentence that relate to taxable years or periods ending on or before the Closing Date or Straddle Periods: (x) except to the extent no reasonable basis exists for doing so, such Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Returns (including positions which would have the effect of accelerating income to periods for which Seller is liable hereunder or deferring deductions to periods for which Purchaser is liable hereunder) and (y) such Returns shall be submitted to Seller not later than forty-five (45) days prior to the due date for filing such Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Seller, which approval may not be unreasonably withheld, but may in all cases be withheld if such Returns were not prepared in accordance with clause (x) of this sentence. Seller or Purchaser shall pay the other party for the Taxes for which Seller or Purchaser, respectively, is liable pursuant to paragraph (a) of this Section 6.11 but which are payable with any Tax Return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Seller or Purchaser, as the case may be, but in no event earlier than ten (10) days prior to the due date for paying such Taxes.

               (ii) None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit any Holdco Group Member to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Return relating in whole or in part to any Holdco Group Member with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller. In no event may Purchaser, any Holdco Group Member or any Affiliate thereof carry back any net operating loss or net capital loss of any Holdco Group Member from a taxable year or period ending after the Closing Date to a taxable year or period ending on or before the Closing Date without the express written consent of Seller.

               (iii) Purchaser shall promptly cause each Holdco Group Member to prepare and provide to Seller a package of Tax information materials, including, without limitation, schedules and work papers (the "TAX PACKAGE") required by Seller to enable Seller to prepare and file all Returns required to be prepared and filed by it pursuant to paragraph (b)(i). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of each Holdco Group Member. Purchaser shall cause the Tax Package to be delivered to Seller within one hundred twenty (120) days after the Closing Date.

          (c) Contest Provisions. Upon receipt by a party entitled to any indemnification provided for under this Agreement, including this Section 6.11 or Section 2.8 (for purposes of this paragraph, the "indemnified party"), of notice of any audit, written inquiry, claim or demand by a taxing authority, in each case (i) related to Taxes with respect to which the indemnified party would be entitled to indemnification under this Agreement to any extent or (ii) that could result in the disallowance of any deduction or similar Tax item previously claimed with respect to a Payment in accordance with Section 6.11(a)(v) whether or not indemnification payments would be owing upon such disallowance (any such audit, written inquiry, claim or demand by a taxing authority, hereinafter a "Tax Assertion"), the indemnified party shall notify the party obligated to provide such indemnification (for purposes of this paragraph, the "INDEMNIFYING PARTY") in writing of the Tax Assertion as promptly as practicable but in any event within fifteen (15) days after receipt by such indemnified party of notice of such Tax Assertion; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to such Tax Assertion. If a Tax Assertion is made, the indemnifying party or any Person designated by the indemnifying party (the indemnifying party or such Person, as relevant as determined by the indemnifying party with respect to each reference herein, the "RELEVANT PARTY") will be entitled to choose to defend and solely control the defense of such Tax Assertion (at the Relevant Party's expense) with counsel selected by the Relevant Party (at the Relevant Party's expense). If the Relevant Party chooses to defend or prosecute any Tax Assertion, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include taking all reasonable steps necessary to retain and (upon the Relevant Party's request) to provide to the Relevant Party records and information which are reasonably relevant to such Tax Assertion, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     Notwithstanding anything herein to the contrary, the indemnified party shall have the sole right to defend any issue relating to a Tax Assertion not described in clause (ii) of the definition thereof to the extent the indemnified party shall have agreed to forego any indemnification under this Agreement with respect thereto. Whether or not the Relevant Party shall have assumed the defense of a Tax Assertion, neither the indemnified party nor the Relevant Party shall admit any liability with respect to, or settle, such Tax Assertion without the Relevant Party's prior written consent.

          (d) Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall (and cause their respective Affiliates to) make commercially reasonable efforts to:

               (i) assist the other party in preparing any Returns which such other party is responsible for preparing and filing in accordance with paragraph
(b) of this Section 6.11;

               (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Returns of any Holdco Group Member;

               (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of any Holdco Group Member;

               (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of any Holdco Group Member for taxable periods for which the other may have a liability under this Section 6.11;

               (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

               (vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Returns or other reports with respect to, Taxes described in paragraph
(a)(iv) of this Section 6.11 (relating to sales, transfer and similar Taxes);

               (vii) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 6.11; and

               (viii) upon Seller's reasonable request, Purchaser shall provide information as to (i) whether there has been any extension, tolling or expiration of any federal income tax statute of limitation for any Holdco Group Member for any taxable year ended on or before the Closing Date; or (ii) whether an IRS Form 870-AD (or successor form having the same effect) has been executed by Purchaser or any Affiliate in respect of any Holdco Group Member for any taxable year ended on or before the Closing Date.

     6.12 Company Dividend. On or prior to the Effective Time, Seller will cause the Company to dividend or otherwise cause the transfer of (i) all of the capital stock of each of Donnelley Marketing Consumer Promotions, Inc., a Delaware corporation, and Donnelley Funding, Inc., a Delaware corporation, each such corporation being a wholly-owned subsidiary of the Company, (ii) any assets related to the Excluded Liabilities that are held by any Holdco Group Member; and (iii) any intellectual property related to the products that are the subject of the Assignment and Marketing Agreement or the DecisionScope Services Agreement and held by any Holdco Group Member, in each case to Seller or an Affiliate of Seller (other than Holdco, Parent or the Company).

     6.13 Release of Guaranties. At or prior to Closing, Purchaser shall (i) obtain letters of credit in replacement of the letters of credit of Seller or any Affiliate set forth in Schedule 6.13 (the "Guaranties"), which shall be in such form and from such financial institutions satisfactory to the holders of such Guaranties and (ii) cause Seller or such Affiliate to be fully released, as of the Closing Date, in respect of all obligations under such Guaranties. With respect to any other obligations of Seller under any guaranties, letters of credit, letters of comfort, bid bonds or performance bonds obtained or given by Seller relating to the Company or its business identified on Schedule 6.13 or of which Seller notifies Purchaser in writing prior to the Closing (the "OTHER GUARANTIES"), Purchaser shall use reasonable best efforts to cause Seller to be fully released, in each case, effective as promptly as practicable, in respect of all obligations of Seller and any Affiliate under any such Other Guaranties. If Purchaser is unable to effect such a substitution and release with respect to any Other Guaranty after using reasonable efforts to do so, Purchaser shall indemnify Seller from any loss or expense arising from such Other Guaranty. Without limiting the foregoing, after the Closing, Purchaser will not, and will not permit any of its Affiliates to, renew, extend, amend or supplement any loan, contract, lease or other obligation that is covered by an Other Guaranty without providing Seller with evidence satisfactory to Seller that Seller's Other Guaranty has been released. Any cash or other collateral posted by Seller or one of its Affiliates in respect of any Other Guaranty shall be delivered to Seller.

     6.14 Other Enterprise Licenses or Agreements. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree and understand that as a current member of the "SELLER GROUP," the Company is or may be entitled to the benefits of certain enterprise type license or other agreements with various owners, licensors, vendors and/or providers of software, Intellectual Property, equipment, other property and/or services. Such licenses or other agreements may, in certain instances, grant the Company various rights, options and/or benefits in or with respect to the applicable software, Intellectual Property, equipment, other property and/or services which are not ordinarily available in other circumstances. Upon the Closing, as a consequence of the Merger, the

Company will no longer be affiliated with the Seller Group. Accordingly, the Company will not be entitled to and the business of the Company will lose such rights and benefits and/or will no longer be entitled to exercise such options.

     6.15 InterCompany Accounts. The parties agree that as of the Effective Time, all intercompany accounts between Holdco and its subsidiaries, on the one hand, and Seller and its Affiliates, on the other hand shall be extinguished through a contribution to capital, or in any other manner as selected by Seller other than those constituting ordinary course trade payables and receivables.

                                  ARTICLE VII

            DATA LICENSE, DATABASE, DATA CENTER AND OTHER AGREEMENTS

     7.1 DM Data License. At the Closing, Seller or an Affiliate of Seller and the Company shall enter into a license agreement substantially in the form attached hereto as Exhibit D (the "DM DATA LICENSE").

     7.2 Business File Data License. At the Closing, Seller or an Affiliate of Seller and Purchaser shall enter into a license agreement substantially in the form attached hereto as Exhibit E (the "BUSINESS FILE DATA LICENSE").

     7.3 Hogan Information Database License.

          (a) At the Closing, Seller or an Affiliate of Seller and Purchaser shall enter into a license agreement substantially in the form attached hereto as Exhibit F (the "HOGAN INFORMATION DATABASE LICENSE").

          (b) Purchaser and Seller Parent the sole shareholder of Hogan Information, shall at the Closing enter into an option agreement substantially in the form attached hereto as Exhibit G.

     7.4 Data Center Contract. At the Closing, Seller or an Affiliate of Seller and Purchaser shall enter into a data center services agreement substantially in the form attached hereto as Exhibit H (the "DENVER DATA CENTER CONTRACT").

     7.5 Interim Services Agreement. At the Closing, Seller or an Affiliate of Seller and Purchaser shall enter into a transitional administrative services agreement substantially in the form attached hereto as Exhibit I (the "INTERIM SERVICES AGREEMENT").

     7.6 Omaha Agreements. At the Closing, Seller or an Affiliate of Seller and Purchaser shall enter into a services agreement substantially in the form attached hereto as Exhibit J1 (the "DECISIONSCOPE SERVICES AGREEMENT") and the assignment and marketing agreement relating to the KnowledgeSight and InfoSight products substantially in the form attached hereto as Exhibit J2 (the "ASSIGNMENT AND MARKETING AGREEMENT").

          For purposes of this Agreement, the agreements referred to in Sections
7.1 through 7.6 shall be collectively referred to as the "DATA AGREEMENTS".

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Government Approvals. All approvals of governments and governmental agencies necessary to consummate the transactions hereunder shall have been received.

          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated early.

     8.2 Additional Conditions to Obligations of Seller Group. The obligations of Seller Group to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller Group:

          (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a material adverse effect on Purchaser or would not prevent the consummation of any of the transactions contemplated hereby; and Seller shall have received a certificate to such effect signed on behalf of Purchaser by a duly authorized officer of Purchaser.

          (b) Agreements and Covenants. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time except for such non-performance or non-compliance which neither results in nor would reasonably be expected to result in a Material Adverse Effect on Seller or would not prevent the consummation of any of the transactions contemplated hereby; and Seller shall have received a certificate to such effect signed by a duly authorized officer of Purchaser.

          (c) Article VII Agreements. Purchaser shall have executed and delivered to Seller the Data Agreements, which agreements shall be in full force and effect.

          (d) Legal Opinion. Seller shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Purchaser in form and substance reasonably acceptable to Seller.

     8.3 Additional Conditions to the Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

          (a) Representations and Warranties. The representations and warranties of Seller Group and any Seller Group Member contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (without regard to any updates to the Seller Group Disclosure Schedules, unless otherwise agreed by Purchaser), except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches or inaccuracies of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on the Holdco Group or any Holdco Group Member or would not prevent the consummation of any of the transactions contemplated hereby; and Purchaser shall have received a certificate to such effect signed on behalf of Seller by a duly authorized officer.

          (b) Agreements and Covenants. Each of Seller Group and each Seller Group Member, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or them on or prior to the Effective Time, except for such non-performance or non-compliance which neither results in nor would reasonably be expected to result in a Material Adverse Effect on Seller or would not prevent the consummation of any of the transactions contemplated hereby, and Purchaser shall have received a certificate to such effect signed by a duly authorized officer of Seller.

          (c) Third Party Consents. Purchaser shall have been furnished with evidence reasonably satisfactory to it that Seller Group has obtained the consents, approvals and waivers set forth in Schedule 8.3(c).

          (d) Legal Opinion. Purchaser shall have received a legal opinion from Sidley & Austin legal counsel to Seller, and from a member of the General Counsel's office of Seller in form and substance reasonably acceptable to Purchaser.

          (e) Non-Competition Agreement. Seller Parent shall have delivered the executed Seller Non-Competition Agreement substantially in the form attached hereto as Exhibit C pursuant to Section 6.10 and such agreement shall be in full force and effect.

          (f) Article VII Agreements. Seller or its Affiliates shall have executed and delivered to Purchaser the Data Agreements and such agreements shall be in full force and effect.

          (g) Resignation of Directors. The directors of each Holdco Group Member in office immediately prior to the Effective Time shall have resigned as directors effective immediately prior to the Effective Time.

          (h) Audited 1998 Financial Statements. Total revenue as defined in accordance with GAAP ("Total Revenue") and as reflected in the Company's 1998 audited financial statements shall not be less than 98% of Total Revenue as reflected in the Unaudited 1998 Financial Statements.

     Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") as calculated based upon the Company's 1998 audited financial statements shall not be less than 95% of EBITDA as calculated based upon the Unaudited 1998 Financial Statements; provided, however, that the change in any item of the Company's 1998 audited financial statements from the Unaudited 1998 Financial Statements attributable to (i) the accounting treatment or presentation of the capitalization and amortization of the Company's Shareforce product or (ii) expense items exclusively related to Excluded Liabilities shall be reversed.

     GAAP means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board EBITDA shall be defined as Total Revenue less Total Operating Expenses excluding depreciation and amortization. Total Revenue and Total Operating Expenses and depreciation and amortization shall all be determined in accordance with GAAP.

          (i) Financing. Purchaser shall have entered into the Debt Financing contemplated by the Commitment Letter or similar agreements with another financial institution.

          (j) Material Adverse Effect. There shall not have occurred any event that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. Except as provided in Section 9.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

          (a) by mutual written consent of Seller and Purchaser;

          (b) by Purchaser or Seller if: (i) the Effective Time has not occurred on or before 5:00 p.m. (Pacific time) July 31, 1999 (the "TERMINATION DATE") (provided that the right to terminate this Agreement under this clause 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the

Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

          (c) by Purchaser if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Purchaser's or the Company's ownership or operation of all or any material portion of the business of the Company or (ii) compel Purchaser or the Company to dispose of or hold separate all or any material portion of the business or assets of the Company or Purchaser as a result of the Merger;

          (d) by Purchaser if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any Seller Group Member, and (i) such breach has not been cured within ten (10) business days after written notice to Seller (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 8.3(a) or 8.3(b), as the case may be, would not then be satisfied;

          (e) by Seller if no Seller Group Member is in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser or Merger Sub and (i) such breach has not been cured within ten (10) business days after written notice to Purchaser (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 8.2(a) or 8.2(b), as the case may be, would not then be satisfied.

     Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Merger Sub, Seller Group or any Seller Group Member, or their respective officers, directors or stockholders, provided that each party shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 9.3 and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement.

     9.3 Fees and Expenses; Termination Fee.

          (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

          (b) Purchaser shall pay Seller a termination fee of $2,500,000 upon the termination of this Agreement pursuant to Section 9.1 unless such termination is (a) by Seller and Purchaser pursuant to Section 9.1(a); (b) by Seller pursuant to Section 9.1(b)(i) at such time as the condition in Section 8.1(b) has not been satisfied; (c) by Purchaser pursuant to Section 9.1(b)(i) as a result of the Company's audited 1998 financial statements not satisfying the condition set forth in Section 8.3(h); (d) by Seller or Purchaser pursuant to
Section 9.1(b)(ii) or 9.1(b)(iii); (e) by Purchaser pursuant to Section 9.1(c); or (f) by Purchaser pursuant to Section 9.1(d).

          (c) The fees payable pursuant to Section 9.3(b) shall be paid within three (3) business days after demand therefor has been notified by the payee to the payor in accordance with this Agreement.

     9.4 Amendment. Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that Purchaser may, with the written consent of Seller which shall not be unreasonably withheld, amend this Agreement and all related agreements to the extent necessary to provide for the consummation of the acquisition of Holdco contemplated hereby through the statutory merger of Holdco with and into Purchaser.

     9.5 Extension; Waiver. At any time prior to the Effective Time, Purchaser and Merger Sub, on the one hand, and Seller, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                                 INDEMNIFICATION

     10.1 Survival of Representations and Warranties. The indemnification obligations of Seller and Purchaser in this Article X shall terminate on the earlier of (x) the date of the independent public accountants' report on the audited consolidated financial statements of the Company for the period ending December 31, 1999 or, in the absence of such report, the date of the independent public accountants' report on the audited consolidated financial statements of any consolidated group that includes the Company for the period ending December 31, 1999, or (y) one year after the Closing Date; provided, however, that the indemnification provided in (i) Section 10.2(a)(iv) and Section 10.2(b)(iv) in respect of the covenants set forth in Section 6.11 (relating to Taxes) shall survive until the expiration of all applicable limitations for the assessment of Tax and (ii) Section 10.2(a)(iii) and Section 10.2(b)(ii) shall survive indefinitely.

     10.2 Seller Indemnity.

          (a) Seller shall indemnify, defend and hold harmless Purchaser, its subsidiaries, including but not limited to the Surviving Corporation, and their respective officers, directors, employees and agents (collectively, the "PURCHASER INDEMNIFIED PERSONS") against all Losses incurred by the Purchaser Indemnified Persons and arising out of or relating to:

               (i) any inaccuracy or breach by Seller Group or any Seller Group Member of any representation or warranty made by it under Article II or Article III of this Agreement;

               (ii) any breach by Seller Group or any Seller Group Member of, or failure by Seller Group or any Seller Group Member, to perform any of its covenants or obligations contained in this Agreement (other than under Section 6.11);

               (iii) the excluded liabilities set forth on Exhibit A attached hereto (the "EXCLUDED LIABILITIES"); and

               (iv) any breach by Seller, or failure by Seller to perform any of its covenants or obligations contained in Section 6.11 of this Agreement.

          (b) Purchaser shall indemnify, defend and hold harmless Seller, its subsidiaries and their respective officers, directors, employees and agents (collectively, the "SELLER INDEMNIFIED PERSONS") against any Loss or Losses as defined in Section 10.2(a) incurred by any of them arising out of or relating to:

               (i) any inaccuracy or breach of the representations and warranties made by Purchaser in Article IV of this Agreement;

               (ii) any Losses relating to the Holdco Group or any Holdco Group Member that arise or relate solely to occurrences or omissions after the Closing;

               (iii) any breach by Purchaser and/or Merger Sub of, or failure by Purchaser or Merger Sub to perform, any of its covenants or obligations contained in this Agreement (other than under Section 6.11); and

               (iv) any breach by Purchaser, or failure by Purchaser to perform any of its covenants or obligations contained in Section 6.11 of this Agreement.

          (c) Tax Benefit. If Indemnitor is required to indemnify an Indemnified Person pursuant to the provisions of this Section 10.2, and the cost, expense or liability for which the indemnification is sought under this Section 10.2 will provide any Indemnified Person with a Tax benefit, the Indemnified Person shall at the expense of Indemnitor use its commercially reasonable efforts to obtain (or cause such Indemnified Person to obtain) such Tax benefit (including, if necessary, the filing of amended Returns) and the amount of any such Tax benefit actually realized after taking into account all of Indemnitor's and each Indemnified Person's items of income, gain, deduction or loss (and any Tax attributes) and the Tax effect of the indemnification payment hereunder shall reduce Indemnitor's liability to indemnify an Indemnified Person under this
Section 10.2. Any dispute regarding the calculation of the Indemnified Person's Tax benefit shall be referred to a mutually acceptable independent accounting firm for final resolution.

     10.3 Notification and Defense of Claims.

          (a) Notification. The "INDEMNIFIED PERSONS" (referred to hereinafter as the Purchaser Indemnified Persons or the Seller Indemnified Persons, as the case may be) will give written notice to the "INDEMNITORS" (referred to hereinafter as Seller, in the case of indemnifications pursuant to Section 10.2(a) and Purchaser, in the case of indemnifications pursuant to Section 10.2(b)) of any claim for Losses for which the Indemnified Persons claim a right of indemnification under Section 10.2 (an "INDEMNIFICATION NOTICE"); provided, however, that if the Indemnified Persons have received from any third party actual notice of any actual or threatened demand, claim, action, suit, proceeding or investigation by such third party (a "THIRD PARTY CLAIM"), then the Indemnified Persons shall provide the Indemnification Notice to the Indemnitors within ten (10) days of receiving such actual notice; and provided, further, that no failure to so notify the Indemnitors of a Third Party Claim will relieve the Indemnitees of any obligation to indemnify the Indemnified Persons unless and except to the extent that such failure to so notify prejudices the position of the Indemnitors in responding to such Third Party Claim. The Indemnification Notice shall include:

               (i) A summary description of the facts giving rise to any indemnification provided for in Section 10.2 (with such material detail and documents related thereto as are then reasonably available to the Indemnified Persons), and will specify the estimated amount of the Loss for which indemnification is claimed, to the extent known to the Indemnified Persons; and

               (ii) If the facts giving rise to any indemnification provided for in Section 10.2 involve a Third Party Claim, then the Indemnified Persons shall indicate whether they have elected (1) to tender to the Indemnitors the defense of such Third Party Claim through counsel of the Indemnitors' own choosing, subject to the terms of Section 10.3(d) or 10.3(e), as the case may be, or (2) to assume the defense of any such Third Party Claim through counsel of the Indemnified Persons' own choosing; provided, however, that the Indemnified Person shall so tender such defense if the Third Party Claim is solely for money damages or, where Seller is the Indemnitor, will have no continuing effect in any material respect on the business of the Company.

          (b) Response. The Indemnitors will have thirty (30) days following delivery of the Indemnification Notice to make such investigation of the claim as they deem necessary or desirable. On or prior to the expiration of such 30-day period, the Indemnitors will, by written notice to the Indemnified Persons (a "RESPONSE NOTICE"):

               (i) Either (1) admit liability in whole, (2) admit that the claim is covered by Section 10.2 but dispute the amount of the claim, or (3) dispute that any amount of the claim is covered; and

               (ii) If the defense of a Third Party Claim has been tendered to the Indemnitors pursuant to Section 10.3(a)(ii), indicate whether the Indemnitors will assume or decline the tendered defense.

The failure of the Indemnitors to deliver to the Indemnified Persons a timely Response Notice in accordance with this Section 10.3(b) will be deemed a denial that any amount is covered and a decline to assume the tendered defense of a Third Party Claim, if such defense has been tendered.

          (c) Indemnity Disputes. If the Indemnitors dispute the amount of the claim or dispute that the claim is covered by Section 10.2, or if any other dispute arises with respect to this Article X, then the Indemnitors and the Indemnified Persons will use their best efforts to resolve such dispute. In the event the Indemnitors and the Indemnified Persons resolve the dispute, they will both execute a memorandum setting forth such resolution. In the event the Indemnitors and the Indemnified Persons are unable to resolve such dispute within forty-five (45) days from the Indemnified Persons' receipt of the Response Notice pursuant to Section 10.3(b), the Indemnitors and the Indemnified Persons will be entitled to initiate legal proceedings in order to resolve such dispute.

          (d) Defense by Indemnitors. If the defense of a Third Party Claim is tendered by the Indemnified Persons to the Indemnitors pursuant to Section 10.3(a)(ii) and is subsequently assumed by the Indemnitors, the Indemnified Persons will be entitled, at their own expense, to participate in such settlement or defense through counsel chosen by the Indemnified Persons. If the Indemnitors assume the defense of the Third Party Claim, they will take steps reasonably necessary in the defense or settlement of the Third Party Claim and will hold the Indemnified Persons harmless from and against all Losses (other than the Indemnified Persons' expenses of participation in such defense or settlement and except as limited by Section 10.4) caused by or arising out of any settlement thereof or any judgment in connection therewith. The Indemnitor may not, in the defense of any Third Party Claim they assume, except with the written consent of the Indemnified Persons, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Persons by the third party of a full and final release from all liability in respect of such Third Party Claim, (ii) which will limit, restrict or otherwise affect the right of the Indemnified Persons to carry on or conduct business (then or in the future), or require any payment to be made by the Indemnified Persons or limit, restrict, make more expensive or less profitable or otherwise adversely affect the manner in which the Indemnified Persons carry on or conduct business (then or in the future) or
(iii) under which the amount of settlement or judgment against the Indemnified Persons exceeds the amount of indemnification for such Third Party Claim then available to the Indemnified Persons from the Indemnitors.

          (e) Defense by Indemnified Persons. If the Indemnitors do not assume the defense of a Third Party Claim pursuant to Section 10.3(b), or if the Indemnified Persons assume the defense of any such Third Party Claim pursuant to
Section 10.3(a)(ii)(2), then the Indemnified

Persons will take steps reasonably necessary in the defense or settlement of the Third Party Claim. In such case, the Indemnified Persons may settle such Third Party Claim on such terms as the Indemnified Persons reasonably deem appropriate, and the Indemnitors will promptly pay the Indemnified Persons for the Losses incurred as a result of such settlement for which the Indemnified Persons are entitled to be indemnified. If no such settlement of such Third Party Claim is made, the Indemnitors will promptly pay the Indemnified Persons for the Losses arising out of any judgment rendered with respect to such Third Party Claim for which the Indemnified Persons are entitled to be indemnified; provided, however, that if such judgment is appealable and the Indemnified Persons notify the Indemnitors of their intention not to appeal, the Indemnitors may prosecute such appeal, at their sole cost and expense, subject to the terms set forth in this Article X. Notwithstanding anything in this Article X to the contrary, (i) the Indemnitors shall not be responsible for the fees, costs or expenses of the Indemnified Persons in excess of such fees, costs or expenses which are reasonable, and (ii) if the Indemnified Persons elect to assume the defense of any Third Party Claim, and if the Indemnified Persons then enter into a settlement or consent to a judgment in respect of such Third Party Claim without the approval of the Indemnitors (which approval will not unreasonably be withheld), then the amount of such settlement or judgment shall not be determinative of the amount of the Loss against which the Indemnified Persons are entitled to indemnification under this Article X. In connection with any settlement entered into by the Indemnified Persons and approved by the Indemnitors or, in the absence of such approval, the final determination that such settlement constitutes Losses for which the Indemnitors are liable hereunder, the Indemnified Persons shall grant to the Indemnitors an unconditional release in connection with the specific Losses to which such settlement relates, contingent upon payment by the Indemnitors of the amounts required by this Article X (which amounts shall be specified in such release).

               (i) If there shall be any conflicts between the provisions of this Section 10.3 and Section 6.11(c) (relating to Tax contests), the provisions of Section 6.11(c) shall control with respect to Tax contests.

     10.4 Order of Payment; Exclusion and Limitation of Liability. Notwithstanding the foregoing Sections 10.1 through 10.3, the following provisions shall apply in the event the Purchaser Indemnified Persons incur any Losses covered by Section 10.2(a).

          (a) Limitation of Liability. The amount of any Loss against which the Purchaser Indemnified Persons are entitled to indemnification under Sections 10.2(a)(i) and 10.2(a)(ii) shall be limited to $20,000,000; provided, however, that such limitation shall not apply in the case of actual fraud by Seller, claims under Section 10(2)(a)(iii) in respect to Excluded Liabilities, or claims under Section 10.2(a)(iv) in respect of covenants set forth in Section 6.11 (relating to Taxes).

          (b) De Minimus Losses. The Purchaser Indemnified Persons shall not be entitled to make a claim for indemnification under Section 10.2(a)(i) or 10.2(a)(ii) until the amount of Losses suffered by the Purchaser Indemnified Persons exceeds $2,500,000.

          (c) Non-Exclusion of Amounts Below Material Adverse Effect. The parties agree that any materiality or other qualifier included in any representation, warranty, covenant or obligation of Seller shall be taken into consideration in determining whether there is an inaccuracy or breach referred to in this Article X. In addition, the parties agree that once there has been an occurrence of an inaccuracy or breach referred to in this
Article X, then the amount of Losses incurred by any Purchaser Indemnified Person in connection with or arising from such particular occurrence for which such Purchaser Indemnified Person may be entitled to indemnification hereunder shall be determined without regard to any materiality qualifier included in such representation, warranty, covenant or obligation (including any requirement in a representation, warranty, covenant or obligation that an event or fact be material or have a Material Adverse Effect).

          (d) Indemnification Payments as Purchase Price Adjustment. Purchaser and Seller agree that, for purposes of computing the amount of any indemnification payment under this Article X, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.

     10.5 Miscellaneous.

          (a) In any case where an Indemnified Person recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article X, such Indemnified Person shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Person in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

          (b) In the event that Seller is conducting any defense against a third Person claim for which a Purchaser Indemnified Person has sought indemnification pursuant to Section 10.2(a), expenses incurred by Seller in connection therewith, including legal costs and expenses, shall constitute Losses for purposes of determining the maximum aggregate amount to be paid by Seller pursuant to this Article X.

          (c) Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

     "LOSSES" means any and all out-of-pocket losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, it being understood that Losses shall not include consequential or opportunity cost damages of any kind or the loss of anticipated or future business or profits, except to the extent such damages have been recovered by a third Person and are the subject of a third Person claim for which indemnification is available under the terms of Article X.

          (d) Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including, but not limited to, specific performance), if the Closing occurs, this Article X shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the transactions contemplated hereby.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     11.1 Survival of Representations, Warranties and Covenants. All Seller Group and any Seller Group Member representations, warranties, and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger through the period during which claims for indemnification may be made pursuant to Article X (at which time all representations, warranties and covenants shall terminate) (except to the extent that survival is necessary to resolve unsatisfied claims for indemnification timely made in accordance herewith).

     11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Purchaser or Merger Sub, to:

              infoUSA Inc.
              5711 South 86 Circle
              Omaha, Nebraska 68127
              Attention:  Vinod Gupta
              Telephone No.:  (402) 593-4500

              with a copy to:

              Wilson Sonsini Goodrich & Rosati
              650 Page Mill Road
              Palo Alto, California 94304-1050
              Attention:  Francis S. Currie, Esq.
              Telephone No.:  (415) 493-9300

          (b) if to any Seller Group Member, to:

              First Data Corporation
              6200 S. Quebec
              Englewood, Colorado 80111
              Attention:  Chief Executive Officer
              with a copy to:

              First Data Corporation
              6200 S. Quebec
              Englewood, Colorado 80111
              Attention:  General Counsel - Integrated Services Division

              and a copy to:

              Sidley & Austin
              One First National Plaza
              Chicago, Illinois  60603
              Attention:  David Zampa, Esq.
              Telephone:  (312) 853-4573

     11.3 Interpretation. Wherever the phrases "knowledge of each Seller Group Member," "knowledge of the Company," or any similar knowledge qualification phrase is sued in this Agreement, such phrase shall mean, as to any particular matter, the current, actual knowledge of the following persons after due inquiry: Bob Myers, Scot Silverglate, Debra Hagge, Michael Moreale and Tom Schneider. The words "include" "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation" The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement; provided that information relevant to such other sections appear therein; and, provided, further, that Seller shall make a good faith effort to include any fact or item in all relevant Schedules or clear cross-references to the Schedule where such fact or item is disclosed. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule, in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that such Schedules may be amended to add immaterial, as well as material, items thereto; provided, however, that no such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of this Agreement.

     11.4 Access to Records after Closing.

          (a) For a period of six years after the Closing Date, Seller and their representatives shall have reasonable access to all of the books and records of the Company to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Company prior to the Closing Date. Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6(a). If Purchaser or the Company shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Purchaser shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

          (b) For a period of six years after the Closing Date, Purchaser and its representatives shall have reasonable access to all of the books and records relating to the Company which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Purchaser shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6(b). If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Purchaser a reasonable opportunity, at Purchaser's expense, to segregate and remove such books and records as Purchaser may select.

     11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     11.6 Entire Agreement; Assignment. This Agreement, the Seller Group Disclosure Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein and the Confidentiality Agreement between Seller Parent and Purchaser entered into on March 31, 1999: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Purchaser and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective Affiliates or, if the Purchaser has received a notice of a default or an event of default from the banks and lending institutions providing the Debt Financing, to such banks and lending institutions.

     11.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     11.8 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     11.9 Governing Law. Except to the extent that Delaware General Corporation Law is mandatorily applicable to the Merger, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     11.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Purchaser, Merger Sub and Seller Group have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

INFOUSA INC.                                                  FIRST DATA CORPORATION


By:                                                           By:
    -------------------------------------------------             ----------------------------------------------------

Name:                                                         Name:
      -----------------------------------------------               --------------------------------------------------

Title:                                                        Title:
       ----------------------------------------------                -------------------------------------------------



FIRST DATA INFORMATION                                        DONNELLEY MARKETING HOLDINGS,
MANAGEMENT GROUP, INC.                                        INC.

By:                                                           By:
    -------------------------------------------------             ----------------------------------------------------

Name:                                                         Name:
      -----------------------------------------------               --------------------------------------------------

Title:                                                        Title:
       ----------------------------------------------                -------------------------------------------------



HUGO ACQUISITION CORPORATION                                  DM HOLDINGS, INC.


By:                                                           By:
    -------------------------------------------------             ----------------------------------------------------

Name:                                                         Name:
      -----------------------------------------------               --------------------------------------------------

Title:                                                        Title:
       ----------------------------------------------                -------------------------------------------------


                                                              DONNELLEY MARKETING, INC.

                                                              By:
                                                                  ----------------------------------------------------

                                                              Name:
                                                                    --------------------------------------------------

                                                              Title:
                                                                     -------------------------------------------------


                  [SIGNATURE PAGE TO REORGANIZATION AGREEMENT]

                                    EXHIBIT A

                              EXCLUDED LIABILITIES



1. All liabilities related to the closure of Houston office of the Company (including the executive officers of the Company and their staff located there).

2. All liabilities related to the facilities of the Company located in Nevada, IA, including their closure.

3. All liabilities related to the lease of the Naperville, IL, facility of the Company and the termination of the Employees identified in Attachment A-1, other than the Company's sublease of 14,000 square feet at such facility.

4.   Liabilities excluded pursuant to Sections 6.08.

                                 ATTACHMENT A-1

                              EXCLUDED LIABILITIES



                                   John Lynch
                                  David Pochyly
                                 Christy Kerwin
                                  Tom Schneider
                                    Jane Piro
                                   Paul Breen
                                 Theresa Shoaff
                                   Sheri Kuntz
                                   Kim Crabec
                                Zisa Marcotullio
                                  Maryln Graham
                                  Paul Hunnell
                                    Judy Haas
                                Peggy Weisnewsky
                                 Alice Palacios
                                 Heather Berndt
                                  Osmond Joseph
                                  Mylene Vongy
                                  Pritam Bakshi
                                   Pam Littman
                                   Sally Kabbe
                                   Glady Jose